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(2-98)         information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*

                               STARMET CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    670901107
                                 (CUSIP Number)

        Melvin B. Chrein, 21 Copper Beach Lane, Lawrence, New York 11559
                                 (516) 239-6600
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               SEPTEMBER 30, 1999
             (Date of Event which Requires Filing of this Statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 670901107

--------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

     Melvin B. Chrein
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) |_|
     (b) |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)

     Margin Brokerage accounts and personal funds
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number of      7.   Sole Voting Power
Shares              202,300
Beneficially   -----------------------------------------------------------------
Owned by       8.   Shared Voting Power
Each
Reporting      -----------------------------------------------------------------
Person With    9.   Sole Dispositive Power
                    202,300
--------------------------------------------------------------------------------
               10.  Shared Dispositive Power


--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     202,300
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     4.22%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

Item 1. Security and Issuer

This statement relates to the common stock, ($.01) par value per share of Starmet, Inc., a Massachusetts corporation (the "Issuer"). The principal executive offices of the Issuer are located at 2229 Main Street, Concord, Mass. 01742.

Item 2. Identity and Background

          (a)  Name- Melvin B. Chrein

          (b) Residence or business address- 21 Copper Beach Lane , Lawrence, NY 11559

          (c) Present principal occupation or employment and the name, principal business and address of any corporation - Physician

          (d)  No

          (e)  No

          (f)  Citizenship- U.S.A

Item 3. Source and Amount of Funds or Other Consideration

The funds used to acquire the common stock were margin brokerage account funds provided by Smith Barney, D.H. Blair and Bear Sterns.

Item 4. Purpose of Transaction

          (a)  The purpose of the transaction was soley for investment purposes.

Item 5. Interest in Securities of the Issuer

          (a)  Melvin B. Chrein -         202,300 shares             4.22%

               Meryl J. Chrein -          245,800 shares             5.13%

               Marshall J. Chrein-         35,900 shares              .75%

               Michael Chrein-             18,100 shares              .38%

               Wiaf Assosiates Co.-     1,935,937 shares            40.41%

               Charles Alpert-             50,000 shares             1.04%

               Joseph Alpert-              50,000 shares             1.04%

               Total-                   2,538,037 shares            52.98%

          (b) There is no shared voting power or dispositive power among the members of the group.

          (c)  Marshall J. Chrein -

                     Date of sale -          12/09/99

                     Price per share -       $5.75

                     Broker -                Brown & Co.

          (d)  n/a

          (e)  September 1999

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer N/A

Item 7. Material to Be Filed as Exhibits - Notice of Dissolution

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------------------------------------------------
Date

--------------------------------------------------------------------------------
Signature
                    Melvin B. Chrein         /s/ Melvin B. Chrein
--------------------------------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

CUSIP No. 670901107

--------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

     Marshall J. Chrein
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) |_|
     (b) |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)

     Margin Brokerage accounts and personal funds
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number of      7.   Sole Voting Power
Shares              35,900
Beneficially   -----------------------------------------------------------------
Owned by       8.   Shared Voting Power
Each
Reporting      -----------------------------------------------------------------
Person With    9.   Sole Dispositive Power
                    35,900
--------------------------------------------------------------------------------
               10.  Shared Dispositive Power


--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     35,900
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     .75%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

Item 1. Security and Issuer

This statement relates to the common stock, ($.01) par value per share of Starmet, Inc., a Massachusetts corporation (the "Issuer"). The principal executive offices of the Issuer are located at 2229 Main Street, Concord, Mass. 01742.

Item 2. Identity and Background

          (a)  Name- Marshall J. Chrein

          (b) Residence or business address - 290 Central Avenue, Lawrence, NY 11559

          (c) Present principal occupation or employment and the name, principal business and address of any corporation - Owns employment agency for the placement of attorneys.

          (d)  No

          (e)  No

          (f)  Citizenship- U.S.A

Item 3. Source and Amount of Funds or Other Consideration

The funds used to acquire the common stock were margin brokerage account funds provided by Smith Barney and D.H. Blair.

Item 4. Purpose of Transaction

          (a)  The purpose of the transaction was soley for investment purposes.

Item 5. Interest in Securities of the Issuer

          (a)  Melvin B. Chrein -         202,300 shares             4.22%

               Meryl J. Chrein -          245,800 shares             5.13%

               Marshall J. Chrein -        35,900 shares              .75%

               Michael Chrein -            18,100 shares              .38%

               Wiaf Assosiates Co. -    1,935,937 shares            40.41%

               Charles Alpert -            50,000 shares             1.04%

               Joseph Alpert -             50,000 shares             1.04%

               Total -                  2,538,037 shares            52.98%

          (b) There is no shared voting power or dispositive power among the members of the group.

          (c)  Marshall J. Chrein -

                     Date of sale -          12/09/99

                     Price per share -       $5.75

                     Broker -                Brown & Co.

          (d)  n/a

          (e)  September 1999

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer N/A

Item 7. Material to Be Filed as Exhibits - Notice of Dissolution

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------------------------------------------------
Date

--------------------------------------------------------------------------------
Signature
                    Marshall J. Chrein         /s/ Marshall J. Chrein
--------------------------------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

CUSIP No. 670901107

--------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

     Michael Chrein
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) |_|
     (b) |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)

     Margin Brokerage accounts and personal funds
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number of      7.   Sole Voting Power
Shares              18,100
Beneficially   -----------------------------------------------------------------
Owned by       8.   Shared Voting Power
Each
Reporting      -----------------------------------------------------------------
Person With    9.   Sole Dispositive Power
                    18,100
--------------------------------------------------------------------------------
               10.  Shared Dispositive Power


--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     18,100
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     .38%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

Item 1. Security and Issuer

This statement relates to the common stock, ($.01) par value per share of Starmet, Inc., a Massachusetts corporation (the "Issuer"). The principal executive offices of the Issuer are located at 2229 Main Street, Concord, Mass. 01742.

Item 2. Identity and Background

          (a)  Name- Michael Chrein

          (b) Residence or business address - 276 Cedarhurst Avenue, Cedarhurst, NY 11516

          (c) Present principal occupation or employment and the name, principal business and address of any corporation - Teacher

          (d)  No

          (e)  No

          (f)  Citizenship- U.S.A

Item 3. Source and Amount of Funds or Other Consideration

The funds used to acquire the common stock were margin brokerage account funds provided by Smith Barney and D.H. Blair.

Item 4. Purpose of Transaction

          (a)  The purpose of the transaction was soley for investment purposes.

Item 5. Interest in Securities of the Issuer

          (a)  Melvin B. Chrein -         202,300 shares             4.22%

               Meryl J. Chrein -          245,800 shares             5.13%

               Marshall J. Chrein -        35,900 shares              .75%

               Michael Chrein -            18,100 shares              .38%

               Wiaf Assosiates Co. -    1,935,937 shares            40.41%

               Charles Alpert -            50,000 shares             1.04%

               Joseph Alpert -             50,000 shares             1.04%

               Total -                  2,538,037 shares            52.98%

          (b) There is no shared voting power or dispositive power among the members of the group.

          (c)  Marshall J. Chrein -

                     Date of sale -          12/09/99

                     Price per share -       $5.75

                     Broker -                Brown & Co.

          (d)  n/a

          (e)  September 1999

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer N/A

Item 7. Material to Be Filed as Exhibits - Notice of Dissolution

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------------------------------------------------
Date

--------------------------------------------------------------------------------
Signature
                    Michael Chrein         /s/ Michael Chrein
--------------------------------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

CUSIP No. 670901107

--------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

     Wiaf Investors Co., 11-271-9932
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) |_|
     (b) |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)

     Margin Brokerage accounts and Partnership Funds
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number of      7.   Sole Voting Power
Shares              1,935,937
Beneficially   -----------------------------------------------------------------
Owned by       8.   Shared Voting Power
Each
Reporting      -----------------------------------------------------------------
Person With    9.   Sole Dispositive Power
                    1,935,937
--------------------------------------------------------------------------------
               10.  Shared Dispositive Power


--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     1,935,937
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     40.41%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

Item 1. Security and Issuer

This statement relates to the common stock, ($.01) par value per share of Starmet, Inc., a Massachusetts corporation (the "Issuer"). The principal executive offices of the Issuer are located at 2229 Main Street, Concord, Mass. 01742.

Item 2. Identity and Background

          (a)  Name- Wiaf Investors Co., a New York general partnership

          (b) Residence or business address - 466 Arbuckle Avenue, Lawrence, NY 11516

          (c) Present principal occupation or employment and the name, principal business and address of any corporation - Investments

          (d)  No

          (e)  No

          (f)  Citizenship- New York Partnership

Item 3. Source and Amount of Funds or Other Consideration

The funds used to acquire the common stock were partnership funds and margin brokerage accounts .

Item 4. Purpose of Transaction

          (a)  The purpose of the transaction was soley for investment purposes.

Item 5. Interest in Securities of the Issuer

          (a)  Melvin B. Chrein -         202,300 shares             4.22%

               Meryl J. Chrein -          245,800 shares             5.13%

               Marshall J. Chrein -        35,900 shares              .75%

               Michael Chrein -            18,100 shares              .38%

               Wiaf Assosiates Co. -    1,935,937 shares            40.41%

               Charles Alpert -            50,000 shares             1.04%

               Joseph Alpert -             50,000 shares             1.04%

               Total -                  2,538,037 shares            52.98%

          (b) There is no shared voting power or dispositive power among the members of the group.

          (c)  Marshall J. Chrein -

                     Date of sale -          12/09/99

                     Price per share -       $5.75

                     Broker -                Brown & Co.

          (d)  n/a

          (e)  September 1999

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer N/A

Item 7. Material to Be Filed as Exhibits - Notice of Dissolution

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------------------------------------------------
Date

--------------------------------------------------------------------------------
Signature                      /s/ Charles Alpert
                   Wiaf Investors Co., by Charles Alpert, General Partner
--------------------------------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

CUSIP No. 670901107

--------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

     Charles Alpert
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) |_|
     (b) |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)

     Personal Funds
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number of      7.   Sole Voting Power
Shares              50,000
Beneficially   -----------------------------------------------------------------
Owned by       8.   Shared Voting Power
Each
Reporting      -----------------------------------------------------------------
Person With    9.   Sole Dispositive Power
                    50,000
--------------------------------------------------------------------------------
               10.  Shared Dispositive Power


--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     50,000
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     1.04%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

Item 1. Security and Issuer

This statement relates to the common stock, ($.01) par value per share of Starmet, Inc., a Massachusetts corporation (the "Issuer"). The principal executive offices of the Issuer are located at 2229 Main Street, Concord, Mass. 01742.

Item 2. Identity and Background

          (a)  Name - Charles Alpert

          (b) Residence or business address - 466 Arbuckle Road, Cedarhurst, NY 11516

          (c) Present principal occupation or employment and the name, principal business and address of any corporation - Owner and manager of real estate.

          (d)  No

          (e)  No

          (f)  Citizenship- U.S.A

Item 3. Source and Amount of Funds or Other Consideration

The funds used to acquire the common stock were personal funds.

Item 4. Purpose of Transaction

          (a)  The purpose of the transaction was soley for investment purposes.

Item 5. Interest in Securities of the Issuer

          (a)  Melvin B. Chrein -         202,300 shares             4.22%

               Meryl J. Chrein -          245,800 shares             5.13%

               Marshall J. Chrein -        35,900 shares              .75%

               Michael Chrein -            18,100 shares              .38%

               Wiaf Assosiates Co. -    1,935,937 shares            40.41%

               Charles Alpert -            50,000 shares             1.04%

               Joseph Alpert -             50,000 shares             1.04%

               Total -                  2,538,037 shares            52.98%

          (b) There is no shared voting power or dispositive power among the members of the group.

          (c)  Marshall J. Chrein -

                     Date of sale -          12/09/99

                     Price per share -       $5.75

                     Broker -                Brown & Co.

          (d)  n/a

          (e)  September 1999

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer N/A

Item 7. Material to Be Filed as Exhibits - Notice of Dissolution

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------------------------------------------------
Date

--------------------------------------------------------------------------------
Signature
                    Charles Alpert     /s/ Charles Alpert
--------------------------------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

CUSIP No. 670901107

--------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

     Joseph Alpert
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) |_|
     (b) |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)

     Personal Funds
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number of      7.   Sole Voting Power
Shares              50,000
Beneficially   -----------------------------------------------------------------
Owned by       8.   Shared Voting Power
Each
Reporting      -----------------------------------------------------------------
Person With    9.   Sole Dispositive Power
                    50,000
--------------------------------------------------------------------------------
               10.  Shared Dispositive Power


--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     50,000
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     1.04%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

Item 1. Security and Issuer

This statement relates to the common stock, ($.01) par value per share of Starmet, Inc., a Massachusetts corporation (the "Issuer"). The principal executive offices of the Issuer are located at 2229 Main Street, Concord, Mass. 01742.

Item 2. Identity and Background

          (a)  Name - Joseph Alpert

          (b) Residence or business address - 184 Dwight Place, Englewood, NY 07631

          (c) Present principal occupation or employment and the name, principal business and address of any corporation - Owner and manager of real estate.

          (d)  No

          (e)  No

          (f)  Citizenship- U.S.A

Item 3. Source and Amount of Funds or Other Consideration

The funds used to acquire the common stock were personal funds.

Item 4. Purpose of Transaction

          (a)  The purpose of the transaction was soley for investment purposes.

Item 5. Interest in Securities of the Issuer

          (a)  Melvin B. Chrein -         202,300 shares             4.22%

               Meryl J. Chrein -          245,800 shares             5.13%

               Marshall J. Chrein -        35,900 shares              .75%

               Michael Chrein -            18,100 shares              .38%

               Wiaf Assosiates Co. -    1,935,937 shares            40.41%

               Charles Alpert -            50,000 shares             1.04%

               Joseph Alpert -             50,000 shares             1.04%

               Total -                  2,538,037 shares            52.98%

          (b) There is no shared voting power or dispositive power among the members of the group.

          (c)  Marshall J. Chrein -

                     Date of sale -          12/09/99

                     Price per share -       $5.75

                     Broker -                Brown & Co.

          (d)  n/a

          (e)  September 1999

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer N/A

Item 7. Material to Be Filed as Exhibits - Notice of Dissolution

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------------------------------------------------
Date

--------------------------------------------------------------------------------
Signature
                    Joseph Alpert              /s/ Joseph Alpert
--------------------------------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

CUSIP No. 670901107

--------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

     Meryl J. Chrein
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) |_|
     (b) |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Source of Funds (See Instructions)

     Margin Brokerage accounts and personal funds
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization

     U.S.A.
--------------------------------------------------------------------------------
Number of      7.   Sole Voting Power
Shares              245,800
Beneficially   -----------------------------------------------------------------
Owned by       8.   Shared Voting Power
Each
Reporting      -----------------------------------------------------------------
Person With    9.   Sole Dispositive Power
                    245,800
--------------------------------------------------------------------------------
               10.  Shared Dispositive Power


--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     245,800
--------------------------------------------------------------------------------
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

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13.  Percent of Class Represented by Amount in Row (11)

     5.13%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

Item 1. Security and Issuer

This statement relates to the common stock, ($.01) par value per share of Starmet, Inc., a Massachusetts corporation (the "Issuer"). The principal executive offices of the Issuer are located at 2229 Main Street, Concord, Mass. 01742.

Item 2. Identity and Background

          (a)  Name - Meryl J. Chrein

          (b) Residence or business address - 21 Copper Beach Lane, Lawrence, NY 11559

          (c) Present principal occupation or employment and the name, principal business and address of any corporation - Real Estate broker and medical office supervisor.

          (d)  No

          (e)  No

          (f)  Citizenship- U.S.A

Item 3. Source and Amount of Funds or Other Consideration

The funds used to acquire the common stock were margin brokerage account funds provided by Smith Barney.

Item 4. Purpose of Transaction

          (a)  The purpose of the transaction was soley for investment purposes.

Item 5. Interest in Securities of the Issuer

          (a)  Melvin B. Chrein -         202,300 shares             4.22%

               Meryl J. Chrein -          245,800 shares             5.13%

               Marshall J. Chrein -        35,900 shares              .75%

               Michael Chrein -            18,100 shares              .38%

               Wiaf Assosiates Co. -    1,935,937 shares            40.41%

               Charles Alpert -            50,000 shares             1.04%

               Joseph Alpert -             50,000 shares             1.04%

               Total -                  2,538,037 shares            52.98%

          (b) There is no shared voting power or dispositive power among the members of the group.

          (c)  Marshall J. Chrein -

                     Date of sale -          12/09/99

                     Price per share -       $5.75

                     Broker -                Brown & Co.

          (d)  n/a

          (e)  September 1999

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer N/A

Item 7. Material to Be Filed as Exhibits - Notice of Dissolution

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------------------------------------------------
Date

--------------------------------------------------------------------------------
Signature
                    Meryl J. Chrein         /s/ Meryl J. Chrein
--------------------------------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

EXHIBIT

                              NOTICE OF DISSOLUTION


     Effective as of September, 1999, the group filings on Schedule 13D filed pursuant to 240.13d-1 (a) comprised of the following members has been dissolved:

                  Melvin B. Chrein

                  Meryl J. Chrein

                  Marshall J. Chrein

                  Michael Chrein

                  Charles Alpert

                  Joseph Alpert

                  Wiaf Investors Co.

     All further filings with respect to transactions in the securities of Starmet, Inc. will be filed, if required, by members of the group, in their individual capacity.